Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

G1 THERAPEUTICS, INC.

FIRST. The name of the corporation is G1 Therapeutics, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be common stock, par value of $0.001 per share, and are to be of one class.

FIFTH. The election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under Section 279 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the by-laws of the corporation, or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of any such action is vested exclusively in the federal courts of the United States of America, the United Stated District Court for the District of Delaware, and any appellate court from any thereof).

TENTH. The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law as amended from time to time each person who is or was a director or officer of the corporation and the heirs, executors and administrators of such a person.

ELEVENTH. The corporation elects not to be governed by Section 203 of the General Corporation Law.

TWELFTH. The corporation reserves the right to amend, alter, change, add to or repeal any provision contained herein, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges conferred upon stockholders, directors, or any other person by the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article TWELFTH.